February 10, 2010

For Immediate Release

UREX ENERGY CORP COMPLETES SALE OF

ARGENTINE SUBSIDARY

February 10, 2010 - Reno, Nevada – Urex Energy Corporation (the “Company” or “Urex”) (OTCBB: URXE) reports that it has completed the sale of its 100% owned Argentine subsidiary, United Energy Metals SA (UEM), to Patagonia Resources Ltd., a corporation domiciled in the British Virgin Islands.

The Company signed a Letter of Intent with UrAmerica Ltd of London, U.K. for the sale of its Argentine subsidiary, United Energy Metals SA (UEM), which was reported in a news release dated December 1, 2009.  UrAmerica Ltd., U.K., transferred the acquisition rights of United Energy Metals S.A. to Patagonia Resources Ltd.

The agreement provides for a US $500,000 cash payment to Urex with UrAmerica assuming a maximum liability of US $275,000 for the outstanding UEM debts.

The Company will use the proceeds of the sale to pay down debt and to focus on developing its 100% owned La Jara Mesa Extension uranium property in New Mexico. The La Jara Mesa property is in the process of obtaining exploration drill permits.

About Urex Energy Corporation

Urex Energy Corp. is focused on actively exploring and developing uranium properties in New Mexico.  Urex also owns a 100% interest in the La Jara Mesa Extension uranium property consisting of 137 unpatented mining claims in the Grants Mining District, Cibola County, New Mexico.  The La Jara Mesa Extension property lies adjacent to Laramide Resources Ltd.'s La Jara Mesa deposit.  Between 1950 and 1978 the Grants Mining District produced 270 million pounds of uranium oxide which ranks it as the most prolific uranium district in the United States.

For more information please contact:

Richard Bachman
Tel: 775-747-0667
Email: info@urexenergy.com
www.urexenergy.com

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this news release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.

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